Exhibit 2.2


                            ASSET PURCHASE AGREEMENT

                                  by and among

                              GEOWASTE OF GA, INC.,

                           T. F. MITCHELL & SONS, INC.

                                       and

                               STEPHEN F. MITCHELL

                             Dated November 7, 1997


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                                TABLE OF CONTENTS


                                    ARTICLE I

                                   DEFINITIONS

Section 1.1.   Defined Terms............................................1
Section 1.2.   Other Defined Terms......................................5

                                   ARTICLE II

             PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

Section 2.1.   Purchase and Sale of Assets..............................6
Section 2.2.   Consents.................................................6
Section 2.3.   Amount of Purchase Price.................................6
Section 2.4.   Payment of Purchase Price................................6
Section 2.5.   Assumption of Liabilities................................7
Section 2.6.   Closing..................................................7
Section 2.7.   Bulk Sales Law Compliance................................8
Section 2.8.   Allocation of Purchase Price.............................8

                                   ARTICLE III

          REPRESENTATIONS AND WARRANTIES OF SELLER AND THE STOCKHOLDER

Section 3.1.   Organization, Qualification and Corporate Power..........8
Section 3.2.   Certificate of Incorporation; By-Laws; Minute Books......8
Section 3.3.   Ownership................................................9
Section 3.4.   Subsidiaries and Investments.............................9
Section 3.5.   Authorization of Transaction.............................9
Section 3.6.   Noncontravention.........................................9
Section 3.7.   Financial Statements....................................10
Section 3.8.   Absence of Certain Changes or Events....................10
Section 3.9.   Undisclosed Liabilities.................................12
Section 3.10.  Taxes...................................................13
Section 3.11.  Brokers' Fees...........................................13
Section 3.12.  Litigation..............................................13
Section 3.13.  Licenses................................................13
Section 3.14.  Title to Assets.........................................14
Section 3.15.  Sufficiency of Assets...................................14
Section 3.16.  Contracts and Commitments...............................14
Section 3.17.  Labor Matters...........................................16
Section 3.18.  Proprietary Rights......................................16
Section 3.19.  Employee Benefits.......................................17
Section 3.20.  Transactions with Certain Persons.......................17
Section 3.21.  Environmental Matters...................................18
Section 3.22.  OSHA Compliance.........................................18
Section 3.23.  Customers and Suppliers.................................19
Section 3.24.  Insurance...............................................19
Section 3.25.  Accounts Receivable.....................................19
Section 3.26.  Inventories.............................................20
Section 3.27.  Books and Records.......................................20
Section 3.28. Disclosure; Accuracy of Documents and Information........20

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER

Section 4.1.   Organization, Qualification and Corporate Power.........21
Section 4.2.   Authorization of Transaction............................21
Section 4.3.   Noncontravention........................................21
Section 4.4.   Brokers' Fees...........................................22

                                    ARTICLE V

                                    COVENANTS

Section 5.1.   Notices and Consents....................................22
Section 5.2.   Further Assurances......................................22
Section 5.3.   Encumbrances............................................22
Section 5.4.   Lease...................................................22

                                   ARTICLE VI

                       CONDITIONS TO SELLER'S OBLIGATIONS

Section 6.1.  Agreements and Covenants.................................23
Section 6.2.  Representations and Warranties...........................23
Section 6.3.  Certificate..............................................23
Section 6.4.  Deliveries...............................................23

                                   ARTICLE VII

                        CONDITIONS TO BUYER'S OBLIGATIONS

Section 7.1.   Agreements and Covenants................................24
Section 7.2.   Representations and Warranties..........................24
Section 7.3.   Consents................................................24
Section 7.4.   No Action...............................................24
Section 7.5.   Certificate.............................................24
Section 7.6.   Employment Agreement....................................24
Section 7.7.   Lease...................................................25
Section 7.8.   Opinion of Counsel......................................25
Section 7.9.   Material Adverse Changes................................25
Section 7.10.  Annualized Gross Revenue................................25
Section 7.11.  Deliveries..............................................25

                                  ARTICLE VIII

                     DELIVERIES OF BUYER ON THE CLOSING DATE

Section 8.1.  Purchase Price...........................................25
Section 8.2.  Certificate..............................................25
Section 8.3.  Secretary's Certificate..................................25

                                   ARTICLE IX

                    DELIVERIES OF SELLER ON THE CLOSING DATE

Section 9.1.  Title to Acquired Assets.................................26
Section 9.2.  Opinion of Counsel.......................................26
Section 9.3.  Certificate..............................................26
Section 9.4.  Consents.................................................26
Section 9.5.  Good Standing Certificates...............................26
Section 9.6.  Secretary's Certificate..................................26
Section 9.7.  Possession of Acquired Assets............................26
Section 9.8.  Other Deliveries.........................................26

                                    ARTICLE X

                  ACTIONS BY SELLER AND BUYER AFTER THE CLOSING

Section 10.1.   Books and Records......................................27
Section 10.2.   Survival of Representations, etc.......................27
Section 10.3.   Indemnification........................................27
Section 10.4.   Non-Competition........................................30

                                   ARTICLE XI

                                  MISCELLANEOUS

Section 11.1.   Assignment.............................................31
Section 11.2.   Notices; Transfer of Funds.............................31
Section 11.3.   Governing Law..........................................32
Section 11.4.   Entire Agreement; Modifications and Waivers............33
Section 11.5.   Counterparts/Telecopies................................33
Section 11.6.   Expenses...............................................33
Section 11.7.   Taxes..................................................33
Section 11.8.   Invalidity.............................................33
Section 11.9.   Titles.................................................33
Section 11.10.  Publicity..............................................33
Section 11.11.  Confidential Information...............................34

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                            ASSET PURCHASE AGREEMENT


          THIS ASSET PURCHASE AGREEMENT entered into on November 7, 1997 (this "Agreement"), by and among GeoWaste of GA, Inc., a Georgia corporation ("Buyer"), T. F. Mitchell & Sons, Inc., a Georgia corporation ("Seller"), and Stephen F. Mitchell, the sole stockholder of Seller (the "Stockholder").

          WHEREAS, subject to the terms and conditions set forth herein, Buyer desires to purchase from Seller and Seller desires to sell to Buyer, the assets of or used in the solid waste business of Seller and activities related thereto as conducted by Seller as of the date hereof, together with all assets and properties related thereto, operating as a going concern (the "Business").

          NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

          Section 1.1. Defined Terms. As used herein, the terms below shall have the following meanings:

          "Acquired Assets" shall mean all assets, properties, rights and business of Seller set forth on Schedule 1.1(a) to this Agreement.

          "Action" shall mean any claim, action, suit, proceeding or investigation, whether at law or in equity or before any court, arbitrator, arbitration panel or Governmental Entity.

          "Affiliate" shall mean, when used with respect to a specified Person, another Person that, either directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified. As used herein, the term "control" shall mean the power through the ownership of voting securities, contract or otherwise to direct the affairs of another Person.

          "Assumed Liabilities" shall mean the liabilities of Seller listed on
Schedule 1.1(b).

          "Books and Records" shall mean all records pertaining to the assets, properties, business, operations, accounts, financial condition, contractors, suppliers or customers of Seller with respect to the Business, regardless of whether such books and records are maintained for Tax or financial reporting purposes.

          "Buyer Material Adverse Effect" shall mean a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of Buyer and its subsidiaries, taken as a whole.

          "CERCLA" shall mean the Comprehensive Environmental Response Compensation and Liability Act of 1980, 42 U.S.C. ss. 9601, et seq.

          "Contract" shall mean any of the agreements, contracts, indentures, leases, commitments, plans, arrangements, sales orders and purchase orders of every kind, whether written or oral, described on Schedule 3.16 and any agreements, contracts, indentures, leases, commitments, plans, arrangements, sales orders and purchase orders of every kind, whether written or oral, of Seller not required to be described on Schedule 3.16 solely because of the size or duration limitations on contracts required to be scheduled by this Agreement.

          "Damages" shall mean costs, losses (including, without limitation, diminution in value and losses from suspensions of operations), liabilities, damages, lawsuits, deficiencies, claims, Taxes and expenses (whether or not arising out of third-party claims or governmental examinations, inspections or audits), including, without limitation, interest, penalties, reasonable attorneys' fees and all amounts paid in investigation, defense or settlement of any of the foregoing.

          "Encumbrance" shall mean any lien, pledge, claim, option, charge, security interest, encumbrance or other right of any third party.

          "Environmental Laws" shall mean all local, state or federal laws and regulations relating to the protection of the environment, pollution control and Releases of Hazardous Substances as of the date hereof.

          "Excluded Assets" shall mean all assets, properties, rights and business of Seller other than those assets, properties, rights and business of Seller set forth on Schedule 1.1(a) to this Agreement.

          "GAAP" shall mean United States generally accepted accounting principles consistently applied.

          "Governmental Entity" shall mean any government, governmental, regulatory or self-regulatory entity, department, commission, board, agency or instrumentality, whether federal, state or local, and whether domestic or foreign.

          "Hazardous Substance" shall mean (i) any substance designated pursuant to Section 1321(b)(2)(A) of Title 33 of the United States Code, (ii) any element, compound, mixture, solution or substance designated pursuant to Section 9602 of Title 42 of the United States Code, (iii) any hazardous waste having the characteristics identified under or listed pursuant to Section 3001 of the Solid Waste Disposal Act, (iv) any toxic pollutant listed under Section 1317(a) of Title 33 of the United States Code, (v) any hazardous air pollutant listed under
Section 112 of the Clean Air Act, (vi) any imminently hazardous chemical substance or mixture with respect to which the Administrator of the United States Environmental Protection Agency has taken action pursuant to Section 2606 of Title 15 of the United States Code and (vii) petroleum and petroleum products.

          "Historical Financial Statements" shall mean the balance sheet of Seller as of December 31, 1994, 1995 and 1996 and the related statements of income, retained earnings and cash flows of Seller for the years ended on such dates, together in each case with the related notes thereon, which financial statements have been compiled by Dan R. Spires, Jr., CPA, and the Unaudited Financial Statements, collectively.

          "IRS" shall mean the United States Internal Revenue Service.

          "Liabilities" shall mean debts, liabilities, obligations, duties and responsibilities of any kind and description, whether absolute or contingent, monetary or non-monetary, direct or indirect, known or unknown or matured or unmatured, or of any other nature, other than Assumed Liabilities.

          "Licenses" shall mean all licenses, permits, certificates and other governmental authorizations necessary to carry on the Business as presently conducted or to be conducted, including, without limitation, environmental permits and authorizations or any other approval from any Governmental Entity required for the Business; each License is identified on Schedule 3.13.

          "Person" shall mean an individual, firm, trust, association, corporation, partnership, limited liability company, Governmental Entity or other entity.

          "Proprietary Rights" shall mean (i) registrations of trademarks and other marks, service marks, trade names or other trade rights, (ii) pending applications for any such registrations, (iii) rights in or to patents and copyrights and pending applications therefor, and (iv) rights to other trademarks, service marks and other marks, trade names and other trade rights and all other trade secrets, designs, plans, specifications, technology, know-how, methods, designs, concepts and other proprietary rights, whether or not registered.

          "Release" shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment (including the abandonment or discarding of barrels, containers and other closed receptacles containing any hazardous substance or pollutant or contaminant) into, upon or under the air, soil, surface water, groundwater, at any location, including any real property owned, leased, controlled or used by Seller or any predecessor entity to such person.

          "Representative" shall mean any officer, director, principal, attorney, agent, employee or other representative.

          "Seller Material Adverse Effect" shall mean a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of Seller.

          "Tax" or "Taxes" means (i) all forms of taxation, charges, levies or other assessments, whether direct or indirect and whether levied by reference to net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding (whether with respect to receipts or payments), payroll, privilege, employment, including benefits or cost of benefits provided or deemed by applicable law to be provided to employees, excise, severance, capital gains, transfer gains, stamp, occupation, premium or similar tax measured by insurance premiums, real and personal property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, and any interest or any penalty, addition to tax or additional amount, imposed by any Taxing Authority, (ii) liability, whether to a Taxing Authority or pursuant to an agreement with or legal obligation to any person or entity, for the payment of any amounts of the type described in clause (i) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any taxable period and (iii) liability for the payment of any amounts of the type described in clause (i) or (ii) of this definition as a result of an express or implied obligation to indemnify any other Person.

          "Taxing Authority" means a Governmental Entity responsible for the imposition of Taxes.

          "Territory" shall mean the one hundred radius of Cordele, Georgia.

          "Unaudited Financial Statements" shall mean the unaudited balance sheet of Seller at September 30, 1997 and the related unaudited statements of income, retained earnings and cash flows of Seller for the nine months ended September 30, 1997, together with the related notes thereon, which financial statements have been compiled by Dan R. Spires, Jr., CPA.

          Section 1.2. Other Defined Terms. The following terms shall have the meanings defined for such terms in the Sections set forth below:

     Term                                    Section

Closing                                       2.6
Closing Date                                  2.6
ERISA                                         3.19
Lease                                         5.4
Noncompetition Period                        10.4(a)
Personnel                                     3.8(b)(i)
Plan                                          3.19
Premises                                      5.4
Purchase Price                                2.3
Seller Actions                                3.12
Tax Returns                                   3.10


          Unless the context otherwise requires words in the singular include the plural and words in the plural include the singular.


                                   ARTICLE II

             PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

          Section 2.1. Purchase and Sale of Assets. Based upon and subject to the terms, agreements, warranties, representations and conditions of this Agreement, Seller hereby agrees to sell, convey, transfer, assign and deliver to Buyer on the Closing Date and Buyer hereby agrees to buy and accept on the Closing Date, the Acquired Assets.

          Section 2.2. Consents. To the extent that the assignment of or the agreement to assign any Contract to Buyer hereunder would constitute a breach of that Contract unless the consent or waiver of another party thereto has been obtained, this Agreement shall not constitute any such assignment or agreement to assign unless and until such consent or waiver is obtained. Seller agrees to use its commercially reasonable efforts to obtain prior to the Closing Date all such consents and waivers. If any such consent or waiver is not obtained before the Closing Date and the Closing is nevertheless consummated, Seller agrees to continue to use its commercially reasonable efforts to obtain all such consents as have not been obtained prior to such date and further agrees to cooperate with Buyer after such date in any reasonable arrangement (such as subcontracting, sublicensing or subleasing) designed to provide for Buyer, on terms no less favorable than Seller is entitled to, the benefits under the applicable Contracts, including, without limitation, enforcement, at the cost and for the benefit of Buyer, of any and all rights of Seller against any other party thereto arising out of the breach or cancellation thereof by such party or otherwise.

          Section 2.3. Amount of Purchase Price. The total consideration (the "Purchase Price") to be paid to Seller by Buyer in exchange for the transfer of the Acquired Assets and the assumption of the Assumed Liabilities shall be $1,500,000.00.

          Section 2.4. Payment of Purchase Price. On the Closing Date, Buyer shall pay the Purchase Price as follows:

          (a) $1,000,000 of the Purchase Price by the delivery by Buyer to Seller of a certified check or wire transfer in such amount;

          (b) assumption of the Assumed Liabilities, as provided in Section 2.5 below;

          (c) the balance to paid by certified check or wire transfer on or before January 31, 1998.

          Section 2.5. Assumption of Liabilities. As additional consideration hereunder, from and after the Closing Date Buyer shall assume and discharge the Assumed Liabilities. Except as provided in the preceding sentence, and notwithstanding anything else to the contrary contained herein, Buyer is not assuming and shall not be liable for any Liabilities of Seller, including, without limitation, any Liabilities: (i) under Contracts which shall not have been assigned to Buyer pursuant to this Agreement; (ii) for indebtedness for borrowed money; (iii) by reason of or arising out of any default or breach by Seller of any Contract, for any penalty against Seller under any Contract, or relating to or arising out of any event which with the passage of time or after giving of notice, or both, would constitute or give rise to such a breach, default or penalty, whether or not such Contract is being assigned to and assumed by Buyer pursuant to this Agreement; (iv) the existence of which would conflict with or constitute a breach of any representation, warranty or agreement of Seller contained herein; (v) relating to or in any way arising out of the Excluded Assets; (vi) for Seller's expenses referred to in Section 11.6 hereof; (vii) to any stockholder or Affiliate of Seller or to any present or former employee, officer or director of Seller, including, without limitation, any bonuses, any termination or severance pay related to the transfer of employees to Buyer in connection with the transactions contemplated hereby, and any post retirement medical benefits or other compensation or benefits; (viii) relating to the execution, delivery and consummation of this Agreement and the transactions contemplated hereby, including, without limitation, any and all Taxes incurred as a result of the sale contemplated by this Agreement; (ix) for any Taxes accrued or incurred prior to the Closing Date or relating to any period (or portion of a period) prior thereto; (x) relating to or arising out of any environmental matter, including, without limitation, any violation of any Environmental Law or any other law relating to health and safety of the public or the employees of Seller; (xi) relating to, or arising out of, products manufactured or services rendered by Seller, or the conduct or operation of the business of Seller, prior to the Closing Date; and (xii) of Seller arising under or pursuant to this Agreement; and provided further, that Buyer shall have the right not to assume any Contract if any party to such Contract is in breach thereof or default thereunder as of the Closing Date or there has occurred any event which with the passage of time or after giving of notice, or both, would become such a breach or default. Buyer shall not assume or be bound by any Liabilities of Seller, except as expressly assumed by it pursuant to this Agreement. Nothing contained in this Section 2.5 shall relieve or release Seller from any obligations under covenants, warranties or agreements contained in this Agreement.

          Section 2.6. Closing. The closing (the "Closing") of the transactions contemplated by this Agreement shall take place at the offices of Wright & Hyman, P.C., 110 East 13th Avenue, Cordele, Georgia, on November 7, 1997, or at such other time and place as Buyer and Seller shall mutually agree (the date on which the Closing occurs being the "Closing Date").

          Section 2.7. Bulk Sales Law Compliance. Seller agrees to bear any loss, liability, obligation or cost suffered by the Business or Buyer by reason of any noncompliance with any provision of any bulk sales law of any State which may require bulk sales law compliance on account of the provisions herein and the transactions contemplated hereby and to indemnify and hold Buyer harmless from and against claims suffered or incurred by the Business or Buyer by reason of or arising out of (a) the failure of Seller to pay or discharge the same when done or (b) such noncompliance with any applicable bulk sales law.

          Section 2.8. Allocation of Purchase Price. The Purchase Price shall be allocated to the Acquired Assets in accordance with Schedule 2.8. Each party hereto agrees to reflect the Acquired Assets upon its books for tax reporting purposes in accordance with such schedule and to file all tax returns in accordance with and based upon such schedule.


                                   ARTICLE III

                        REPRESENTATIONS AND WARRANTIES OF
                           SELLER AND THE STOCKHOLDER

          Seller and the Stockholder severally represent and warrant to Buyer as follows:

          Section 3.1. Organization, Qualification and Corporate Power. Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Seller is duly authorized to conduct business and is in good standing under the laws of each jurisdiction in which the character of the property owned or leased by it and the nature of the business conducted by it require such qualification, except where the failure to be so qualified would not, individually or in the aggregate, have a Seller Material Adverse Effect. Seller has full corporate power and authority to carry on its business in which it is engaged and to own and use the properties and assets owned and used by it.

          Section 3.2. Certificate of Incorporation; By-Laws; Minute Books. Seller has heretofore delivered to Buyer true, accurate and complete copies of its certificate of incorporation and by-laws, as amended to and including the date hereof. The minute books, stock books and stock transfer records of Seller, true, accurate and complete copies of which have been made available to Buyer, contain true, accurate and complete minutes and records of all issuances and transfers of capital stock of Seller and of all minutes and records of all meetings, proceedings and other actions of the stockholders, Board of Directors and/or committees of the Board of Directors of Seller from the date of incorporation of Seller to and including the date hereof and all such meetings, proceedings and actions have been duly, legally and properly held or taken.

          Section 3.3. Ownership. All of the issued and outstanding shares of capital stock of Seller are owned by the Stockholder. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Seller to issue, sell, or otherwise cause to become outstanding any of its capital stock except as set forth on Schedule 3.3. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to Seller's capital stock. There are no voting trusts or other agreements or understandings to which Seller is a party with respect to the voting of its capital stock.

          Section 3.4. Subsidiaries and Investments. Seller has no direct or indirect subsidiaries and has not made any advances to or investments in, and does not own any securities of or other interests in, any firm, corporation, association, business organization, enterprise or entity.

          Section 3.5. Authorization of Transaction. Seller has full power and authority (including full corporate power and authority), and the Stockholder has full legal right, power and authority, to execute and deliver this Agreement and the related agreements to which it is a party and to perform its obligations hereunder and thereunder. This Agreement constitutes the legal, valid and binding obligation of Seller and the Stockholder, enforceable against each of them in accordance with its terms, except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors' rights generally and except as to the availability of equitable remedies.

          Section 3.6. Noncontravention. Neither the execution and delivery of this Agreement or the related agreements, nor the consummation of the transactions contemplated hereby and thereby, will (i) violate any provision of the certificate of incorporation or by-laws of Seller, (ii) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Entity or court to which Seller or the Stockholder is subject or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Seller is a party or by which it is bound to which any of its assets is subject (or result in the imposition of any Encumbrance upon any of its assets), except, in the case of (ii) and (iii) above, where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, or failure to give notice would not, individually or in the aggregate, have a Seller Material Adverse Effect. Other than as provided on
Schedule 3.6, no consent, approval, authorization, license, order or permit of, or declaration, filing or registration with, any Governmental Entity, or any other person or entity, is required to be made or obtained by Seller or the Stockholder in connection with the execution, delivery and performance of this Agreement or any of the related agreements and the consummation of the transactions contemplated hereby and thereby.

          Section 3.7. Financial Statements. Seller has heretofore delivered to Buyer the Historical Financial Statements. The Historical Financial Statements in each case are true and complete with respect to each item therein and have been prepared in accordance with GAAP and fairly present the assets, liabilities and financial condition, results of operations and cash flows of Seller indicated thereby as of each date and for the periods covered thereby.

          Section 3.8. Absence of Certain Changes or Events. Except as set forth on Schedule 3.8, since the date of the Unaudited Financial Statements there has not been any:

          (a) change in Seller's condition (financial or otherwise), assets, liabilities, working capital, reserves, earnings, business or prospects, except for changes in the ordinary course of business which changes have not, individually or in the aggregate, been materially adverse;

          (b) (i) increase in the compensation payable or to become payable by Seller to any of its officers, employees, consultants or sales representatives whose total compensation for services rendered to Seller is currently at an annual rate of $25,000 or more (collectively, "Personnel"), (ii) bonus, incentive compensation, service award or other like benefit granted, made or accrued, contingently or otherwise, for or to the credit of any of the Personnel, (iii) employee welfare, pension, retirement, profit-sharing or similar payment or arrangement made or agreed to by Seller for any Personnel except pursuant to the existing plans and arrangements described on Schedule
3.19 or (iv) new employment agreement to which Seller is a party;

          (c) addition to or modification of the employee benefit plans, arrangements or practices described on Schedule 3.19 affecting Personnel other than (i) contributions made in accordance with the normal practices of Seller or
(ii) the extension of coverage to other Personnel who became eligible after the date of the Unaudited Financial Statements;

          (d) sale, assignment or transfer of any of the assets of Seller used in connection with the Business, which is material singly or in the aggregate, other than in the ordinary course of business, or discontinuance of any service provided by the Business;

          (e) cancellation of any indebtedness or waiver of any rights of substantial value to Seller, whether or not in the ordinary course of business, with respect to the Business;

          (f) amendment, cancellation or termination of any Contract, License or other instrument required to be set forth on Schedules 3.13 or 3.16;

          (g) capital expenditure or the execution of any lease or any incurring of liability therefor, involving payments, in the aggregate, or at an annualized rate, of $5,000 or more;

          (h) failure to pay any obligation of Seller, except where such failure would not have a Seller Material Adverse Effect;

          (i) failure to operate the Business in the ordinary course;

          (j) change in accounting methods or practices by Seller affecting its assets, liabilities or business (whether for accounting or tax purposes);

          (k) revaluation by Seller of any of its assets used in connection with the Business, including without limitation, writing off notes or accounts receivable, other than in the ordinary course of business consistent with past practices;

          (l) damage, destruction or loss (whether or not covered by insurance) affecting the Acquired Assets;

          (m) mortgage, pledge, grant or creation of any Encumbrance on any Acquired Asset;

          (n) material change in the collection, payment or credit experience, accounting practices, procedures or methods of Seller with respect to the Business or in the cash management practices of Seller in the operation of the Business;

          (o) indebtedness incurred by Seller for borrowed money or any commitment to borrow money entered into by Seller in connection with the Business, or any loans made or agreed to be made by Seller in connection with the Business;

          (p) there has been no material changes in the amount or scope of coverage of insurance now carried by Seller in connection with the Business;

          (q) liabilities incurred or assumed by Seller in connection with the Business involving $5,000 or more except in the ordinary course of business and consistent with past practice, or any increase or change in any assumptions underlying or methods of calculating any bad debt, contingency or other reserves, except as set forth on Schedule 3.8;

          (r) payment, discharge or satisfaction of any liabilities with respect to the Business in excess of $5,000, other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities that are reflected or reserved against in the Unaudited Financial Statements or incurred in the ordinary course of business and consistent with past practice since the date of the Unaudited Financial Statements;

          (s) incurrence by Seller of any liabilities to the Stockholder or any Affiliate of the Stockholder;

          (t) agreement or commitment by Seller to do any of the foregoing; or

          (u) other event or condition of any character (other than acts of God or general economic or political conditions) which in any one case or in the aggregate has materially and adversely affected, or any event or condition (other than acts of God or general economic or political conditions) which it is reasonable to expect will, in any one case or in the aggregate, affect the Acquired Assets or materially and adversely affect in the future, the condition (financial or otherwise), assets, liabilities, working capital, reserves, earnings, business or prospects of Seller (including, without limitation, Seller's relationships with its customers).

          Section 3.9. Undisclosed Liabilities. Except as set forth on Schedule 3.9, Seller has no material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any material liability for Taxes, except for (i) liabilities set forth in the Unaudited Financial Statements and (ii) liabilities which have arisen in the ordinary course of business (none of which results from, arises out of, relates to, is in the nature of, or was caused by breach of any material contract, breach of warranty, tort, infringement, or material violation of law) since the date of the Unaudited Financial Statements.

          Section 3.10. Taxes. Except as set forth on Schedule 3.10, Seller has filed, within the time and in the manner required by law, all returns, declarations, information, returns and statements required to be filed with any federal, state or local authority, except for such state and local tax returns of which the failure to file would not have a Seller Material Adverse Effect ("Tax Returns"). Except as set forth on Schedule 3.10, all Tax Returns were correct and complete in all material respects. Except as set forth on Schedule 3.10, Seller has paid in full all Taxes (whether or not shown on a Tax Return) required to be paid by Seller before such payment became delinquent and no deficiency has been proposed, asserted or assessed. All Taxes which Seller has been required to collect or withhold have been duly collected or withheld and, to the extent required, have been duly and timely paid to the proper taxing authority. Except as set forth on Schedule 3.10, no examination or audit of any Tax Returns by any Governmental Entity is currently in progress or contemplated. Seller is not a party to any tax sharing or allocation agreement and, except as set forth on Schedule 3.10, has no actual or potential liability for any Tax obligation of any other taxpayer.

          Section 3.11. Brokers' Fees. Except as set forth on Schedule 3.11, neither Seller nor the Stockholder has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

          Section 3.12. Litigation. Except as set forth on Schedule 3.12, there are no Actions involving material claims by or against Seller or the Stockholder, either pending or threatened, at law or in equity or before any court, arbitrator, arbitration panel or Governmental Entity (collectively, "Seller Actions"). Neither Seller nor the Stockholder is in default with respect to any judgment, order, writ, injunction or decree of any court or Governmental Entity, and there are no unsatisfied judgments against Seller or the business, activities, properties or assets of Seller or the Stockholder. There is not a reasonable likelihood of an adverse determination of any pending Seller Actions which would, individually or in the aggregate, have a Seller Material Adverse Effect.

          Section 3.13. Licenses. Except as set forth on Schedule 3.13, since the date of the Unaudited Financial Statements, Seller has, and is operating in compliance in all material respects with the terms, provisions and conditions of, all of its Licenses, which Licenses constitute all necessary Licenses from Governmental Entities that are material to the conduct of the Business. There is no proceeding pending or threatened (or any basis therefor) which may cause any such License that is material to the conduct of the Business as presently conducted or to be conducted to be revoked, withdrawn, canceled, suspended or not renewed. Seller is conducting its business in compliance with all laws, rules and regulations applicable thereto, the violation of which would, individually or in the aggregate, have a Seller Material Adverse Effect.

          Section 3.14. Title to Assets. Seller is the owner of, has good and marketable title to, valid leasehold interests in, or possessory rights to, all assets and properties purported to be owned, operated, leased or occupied by it, or used or useful in the operation of the Business. Except as set forth on
Schedule 3.14, all the Acquired Assets are owned free and clear of all Encumbrances, except for minor Encumbrances which in the aggregate are not substantial in amount, do not detract from the value of the property or assets subject thereto or interfere with the present or anticipated use thereof and have not arisen other than in the ordinary course of business. Seller has performed all the obligations required to be performed by it with respect to all assets leased which are used or useful in the operation of the business by it through the date hereof, except where the failure to perform would not, individually or in the aggregate, have a Seller Material Adverse Effect. Seller enjoys peaceful and undisturbed possession of all of its facilities which are used or useful in the operation of the Business. None of such improvements, equipment and other assets is subject to any commitment or other arrangement for their sale or use by any stockholder of Seller or any of their Affiliates or third parties. The assets reflected on the Unaudited Financial Statements or acquired after the date of the Unaudited Financial Statements are valued on Seller's books at or below Seller actual cost less an adequate and proper depreciation charge. Seller has not depreciated any of its assets in a manner inconsistent with applicable IRS guidelines, if any. Except as set forth on
Schedule 3.14, the assets owned or leased by Seller include the Acquired Assets.

          Section 3.15. Sufficiency of Assets. All of Seller's tangible property used in the Business is in good operating condition and repair (except for normal wear and tear). Except as set forth on Schedule 3.15, the Acquired Assets are sufficient for the operation of the Business as heretofore conducted and are in conformity in all respects with all applicable laws, ordinances, orders, regulations and other requirements (including applicable environmental, motor vehicle safety or standards, occupational safety and health laws and regulations) relating thereto currently in effect.

          Section 3.16. Contracts and Commitments. Schedule 3.16 sets forth all Contracts presently in effect to which Seller is a party in connection with the Business, including, without limitation, any written or oral:

          (a) commitment, contract, note, loan, evidence of indebtedness, purchase order or letter of credit involving any obligation or liability on the part of Seller with respect to the Business of more than $5,000 (and not more than $10,000 in the aggregate) and not cancelable (without liability) on not more than 30 days' notice;

          (b) lease of personal property with respect to the Business involving any annual expense in excess of $5,000 and not cancelable without liability within 30 days (Schedule 3.16 indicates with respect to each such lease listed thereon a general description of the leased items, term, annual rent and renewal options);

          (c) material governmental or regulatory licenses or permits required to conduct the Business as presently conducted;

          (d) contracts or agreements containing covenants limiting the freedom of Seller to engage in any line of business or compete with any person;

          (e) employment contracts, including without limitation, contracts to employ executive officers and other contracts with officers or directors of Seller;

          (f) contracts with customers and suppliers of Seller with respect to the Business with a gross value to Seller in excess of $2,000 per year (Schedule
3.16 sets forth all such contracts with customers and suppliers currently in effect and for each such contract includes a notation as to whether (i) such customer or supplier has renewed such contract for the period following the period covered thereby and (ii) such contract permits such customer or supplier to terminate such contract on 60 days' notice or less); and

          (g) contracts and commitments not otherwise described in this Section
3.16 or listed on Schedule 3.16 (including purchase orders, franchise agreements and undertakings or commitments to any Governmental Entity) relating to the Business or otherwise affecting the Business under contracts not in the ordinary course of business; it being understood that with respect to each category listed above for which a dollar amount threshold has been established, any item within such category with a value less than the dollar amount specified shall be deemed immaterial.

          Seller is not (and, to the best knowledge of the Stockholder, no other party is) in breach or violation of, or default under, any of the Contracts or other instruments, obligations, evidences of indebtedness or commitments described in paragraphs (a)-(g) above, where such breach or violation or default would, individually or in the aggregate, have a Seller Material Adverse Effect. Each Contract or other instrument, obligation, evidence of indebtedness or commitment described in paragraphs (a)-(g) above is a legal, valid and binding agreement, arrangement or commitment of Seller enforceable against Seller in accordance with its respective terms, and is, to the best knowledge of Seller and the Stockholder, a legal, valid and binding agreement, arrangement or commitment of each other party thereto enforceable against such other parties, except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors' rights generally and except as to the availability of equitable remedies.

          Section 3.17. Labor Matters. Seller is not a party to any collective bargaining agreement with respect to its employees with any labor organization, group or association. Seller has not experienced any attempt by organized labor or its representatives to make it conform to demands of organized labor relating to its employees or to enter into a binding agreement with organized labor that would cover the employees. Seller is (i) in compliance with all applicable laws, regulations and administrative orders, including, without limitation, laws relating to employment of labor of any country, state, or municipality, or any subdivision thereof, in which Seller conducts business and (ii) is not engaged in any unfair labor practice except where such failure of compliance or practice would not, individually or in the aggregate, have a Seller Material Adverse Effect. There is no unfair labor practice charge or complaint against Seller pending before the National Labor Relations Board or any other Governmental Entity arising out of such entity's activities, and Seller has no knowledge of any facts or information which would give rise thereto; there is no labor strike or labor disturbance pending against Seller nor is any grievance currently being asserted; and Seller has not experienced a work stoppage or other labor difficulty.

          Section 3.18. Proprietary Rights. Seller has no Proprietary Rights used in connection with the Business other than the trade names and customer lists listed on Schedule 3.18. Except as set forth on Schedule 3.18, (i) Seller has no licenses granted by or to it or any other agreements to which it is a party relating, in whole or in part, to any Proprietary Rights; (ii) Seller does not employ any Proprietary Rights which infringe or otherwise violate the rights of any third party; (iii) there are no proceedings instituted against or notices received by Seller that are presently outstanding alleging that Seller's use of any Proprietary Rights infringes or otherwise violates any rights of a third party; (iv) no claim has been asserted or threatened by any person with respect to the ownership, validity, license or use of, or any infringement resulting from, any Proprietary Rights or the production, provision or sale of any services or products by Seller and there is no basis for any such claim; (v) Seller has the right to produce, provide and sell the services and products produced, provided and sold by it and to conduct its business as heretofore conducted, and the consummation of the transactions contemplated hereby will not alter or impair any such rights; and (vi) no officer, director, employee or Affiliate of Seller owns or has any interest in any Proprietary Rights or any trade secret, invention or process, if any, used by Seller in connection with the Business.

          Section 3.19. Employee Benefits. Except for those plans set forth on
Schedule 3.19 hereto (the "Plans"), Seller does not maintain or contribute to any "employee benefit plan", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or any stock purchase plan, stock option plan, fringe benefit plan, bonus plan or any other deferred compensation agreement, plan or funding arrangement, whether or not such plan has been terminated and whether or not such plan is of a legally binding nature or in the form of an informal understanding. With respect to the Plans, the applicable requirements of ERISA and the Code (including, without limitation, the group health plan continuation coverage requirements of Section 4980B of the Code and Part 6 of Title I of ERISA) have been fulfilled in all material respects and no event has occurred nor does any condition exist which could result in a direct or indirect liability to Buyer. Neither Seller nor any member of a "controlled group" (as defined in Section 4971(e)(2)(B) of the Code) of which Seller is a member, has ever maintained or contributed to any plan (i) subject to Section 412 of the code and Section 302 or Title IV of ERISA (including, without limitation, any "multiemployer plan" as defined in Section 3(37) of ERISA) or (ii) which provides post-employment health or welfare benefits (other than benefits required to be provided pursuant to Section 4980B of the Code and Part 6 of Title I of ERISA).

          Section 3.20. Transactions with Certain Persons. Except as disclosed on Schedule 3.20, Seller is not indebted for money borrowed, either directly or indirectly, from any of its officers, directors or any Affiliate, in any amount whatsoever; nor are any of its officers, directors, or Affiliates indebted for money borrowed from Seller; nor are there any transactions of a continuing nature between Seller and any of its officers, directors or Affiliates (other than by or through the regular employment thereof by Seller) not subject to cancellation which will continue beyond the Closing Date, including, without limitation, use of Seller's assets for personal benefit with or without adequate compensation.

          Section 3.21. Environmental Matters.

          (a) Except as set forth on Schedule 3.21, Seller possesses and is in compliance in all material respects, with all permits, licenses and governmental authorizations and has filed all notices that are required for the conduct of its business as conducted on the date hereof under all Environmental Laws, and Company is in compliance in all material respects with all other applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables of all Environmental Laws which are contained in any code, plan, order, decree, judgment, notice, permit or demand letter issued, entered, promulgated or approved thereunder.

          (b) Except as set forth on Schedule 3.21, there are no facts or circumstances which could form the basis for the assertion of any claim against Seller under any Environmental Law, including, without limitation, CERCLA or any similar state or local statute or ordinance with respect to any on-site or off-site location.

          (c) Seller has not entered into and is not currently bound by any consent decree or order under, and is not subject to any judgment, decree or judicial or administrative order relating to compliance with, or the clean up of Hazardous Substances under, any applicable Environmental Laws. Except as set forth on Schedule 3.21, Seller has not been alleged to be in violation of, or subject to any administrative or judicial proceeding pursuant to, applicable Environmental Laws, either now or at any time since Seller's incorporation.

          (d) Seller is not subject to any material claim, obligation, liability, loss, damage or expense of whatever kind or nature, contingent or otherwise, incurred or imposed pursuant to or based upon any provision of any Environmental Law and arising out of any act or omission of Seller or its Representatives or arising out of the ownership, use, control or operation by Seller of any plant, facility, site, area of property (including, without limitation, any plant, facility, site, area or property currently or previously owned or leased by Seller) at which a Release of a Hazardous Substance has occurred.

          (e) Seller has heretofore provided Buyer with true, correct and complete copies of, or access to all files of Seller relating to environmental matters.

          Section 3.22. OSHA Compliance. Seller has made available to Buyer true, correct and complete copies of all reports and filings made or filed by Seller pursuant to the Occupational Safety and Health Act and related to the Business. Except as set forth on Schedule 3.22, Seller has not violated in any material respect or failed to comply in any material respect with, or been subject of any written allegation by the Occupational Safety and Health Administration or violated or failed to comply with the Occupational Safety and Health Act or rules or regulations promulgated pursuant thereto.

          Section 3.23. Customers and Suppliers. Except as set forth on Schedule 3.23, since the date of the Unaudited Financial Statements, there has been no material adverse change in the business relationship of Seller with any customer or supplier of the Business. Except as set forth on Schedule 3.23, Seller has not received any written or oral notice from any existing customer of the Business that such customer (i) intends to file a petition for relief under any provision of Title 11 of the United States Code or any similar federal or state law for the relief of debtors or make an assignment for the benefit of its creditors, (ii) intends to terminate its business relationship with Seller or
(iii) requests that Seller grant price concessions, rebates or reductions on products or services provided by Seller.

          Section 3.24. Insurance. Schedule 3.24 contains a complete and accurate list, and true, correct and complete copies, of all policies or binders of fire, liability, title, workers' compensation, life and other forms of insurance (showing as to each policy or binder the carrier, policy number, coverage limits, expiration dates, annual premiums and a general description of the type of coverage provided) maintained by Seller on its business, property or Personnel. All of such policies are sufficient for compliance in all material respects with all requirements of law and of all Contracts to which Seller is a party. Seller is not in default with respect to payment or any other matter under any of such policies or binders; Seller has not has failed to give any notice or to present any claim under any such policy or binder in a due and timely fashion. There are no facts relating to the conduct of the business of Seller upon which an insurer might be justified in reducing coverage or increasing premiums on existing policies or binders. There are no outstanding unpaid claims under any such policies or binders, except as set forth on
Schedule 3.24. Such policies and binders provide sufficient coverage for the risks insured against. All such policies and binders are in full force and effect on the date hereof, and all such policies or binders (or comparable replacements thereof) shall be kept in full force and effect by Seller through the Closing Date. All claims, if any, relating to the business of Seller made against Seller which are covered by insurance are being defended, settled or paid by the insurers, subject, however, to the insurers' standard reservation of rights, none of which has been affirmatively asserted.

          Section 3.25. Accounts Receivable. Except as set forth on Schedule 3.25, the accounts receivable reflected in the Unaudited Financial Statements, and all accounts receivable of Seller arising since the date of the Unaudited Financial Statements, represent bona fide claims against debtors for sales, services performed or other charges arising on or before the date thereof, and all the services performed which gave rise to such accounts were delivered or performed in accordance with the applicable orders, Contracts or customer requirements. The accounts receivable of Seller reflected in the Unaudited Financial Statements, and all accounts receivable arising since the date of the Unaudited Financial Statements, are subject to no defenses, counterclaims or rights of setoff.

          Section 3.26. Inventories Except as set forth on Schedule 3.26, the inventories of Seller's business at the date of the Unaudited Financial Statements (and items of inventory acquired or manufactured subsequent to the date of the Unaudited Financial Statements) consist only of items properly treated as inventory in accordance with GAAP.

          Section 3.27. Books and Records. Except as set forth on Schedule 3.27, Seller's Books and Records have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein, and they accurately present the financial position of Seller in all respects. None of the records, systems, controls, data or information of Seller are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of Seller or accountants retained by Seller. Except as set forth on Schedule 3.27, Seller's Books and Records fairly and accurately reflect the transactions and dispositions of assets of Seller, and Seller's system of internal accounting controls is sufficient to assure that: (i) transactions are executed in accordance with management's authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with the management's authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as disclosed on Schedule 3.27, Seller is not obligated, whether by operation of law or pursuant to any contract, to segregate any funds for security and similar deposits received from its lessees and borrowers.

          Section 3.28. Disclosure; Accuracy of Documents and Information. Neither Seller nor the Stockholder knows of any facts or circumstances not disclosed to Buyer which indicate that the Acquired Assets or the future operations, profits or business of the Business may be adversely affected or which otherwise should be disclosed to Buyer in order to make any of the representations or warranties made herein on the part of the Seller not misleading. No representation or warranty by Seller or the Stockholder contained in this Agreement, and no statement contained in any schedule, exhibit, certificate or other instrument furnished to Buyer under or in connection with this Agreement, contains any untrue statement of any material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein not misleading.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to Seller and the Stockholder as follows:

          Section 4.1. Organization, Qualification and Corporate Power. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Georgia. Buyer is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the failure to be so qualified would not, individually or in the aggregate, have a Buyer Material Adverse Effect. Buyer has full corporate power and authority to carry on its business in which it is engaged and to own and use the properties and assets owned and used by it.

          Section 4.2. Authorization of Transaction. Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and the related agreements to which it is a party and to perform its obligations hereunder and thereunder. This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors' rights generally and except as to the availability of equitable remedies.

          Section 4.3. Noncontravention. Neither the execution and delivery of this Agreement or the related agreements, nor the consummation of the transactions contemplated hereby and thereby, will (i) violate any provision of the certificate of incorporation or by-laws of Buyer, (ii) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Entity or court to which Buyer is subject or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Buyer is a party or by which it is bound to which any of its assets is subject (or result in the imposition of any Encumbrance upon any of its assets), except, in the case of (ii) and (iii) above, where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, or failure to give notice would not have a Buyer Material Adverse Effect and except as disclosed on Schedule 4.3. Other than as provided on Schedule 4.3, Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Entity in order for the parties hereto to consummate the transactions contemplated by this Agreement and the related agreements.

          Section 4.4. Brokers' Fees. Except as set forth on Schedule 4.4, Buyer does not have any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

                                    ARTICLE V

                                    COVENANTS

          Seller, on the one hand, and Buyer, on the other hand, covenant with each other as follows:

          Section 5.1. Notices and Consents. As soon as practicable, Seller and Buyer will commence all reasonable action required hereunder to obtain all applicable Licenses, permits, other governmental authorizations, consents, approvals and agreements of, and to give all notices and make all filings with, any third parties as may be necessary in connection with this Agreement and to consummate the transactions contemplated hereby. In addition, subject to the terms and conditions herein provided, each of the parties hereto covenants and agrees to use its commercially reasonable efforts to take or cause to be taken all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby.

          Section 5.2. Further Assurances. Both before and after the Closing Date, Seller and Buyer will cooperate in good faith with each other and will take all appropriate action and execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder.

          Section 5.3. Encumbrances. Buyer shall maintain the Acquired Assets free and clear of all Encumbrances except for Encumbrances existing as of the Closing Date.

          Section 5.4. Lease. At or prior to the Closing, Seller shall enter into a lease with Buyer (the "Lease") for the property and buildings located at 1107 7th Street, South, Cordele, Georgia (the "Premises"), which Lease shall be in substantially the form of Exhibit A attached hereto. The Lease shall provide for, without limitations, the following: (i) an initial term of five years with an option to extend for an additional term of ten years; (ii) an annual rent of $11,600 per year; (iii) representations by Seller as to the existence of all necessary zoning approvals for use of the Premises for solid waste transfer, recycling, storage and maintenance of solid waste collection vehicles and equipment and rail transport; (iv) representations by Seller that all permits and approvals necessary for the uses in (iii) above have been obtained; and (v) representations by Seller that it has completed certain requested improvements to the Premises including the installation of a truck washing bay, enclosure of the fuel tank and the paving of the truck parking areas.

                                   ARTICLE VI

                       CONDITIONS TO SELLER'S OBLIGATIONS

          The obligations of Seller to consummate the transactions provided for hereby are subject, in the discretion of Seller, to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

          Section 6.1. Agreements and Covenants. On or before the Closing Date, Buyer shall have complied with and duly performed all agreements and conditions on its part to be complied with and performed pursuant to or in connection with this Agreement on or before the Closing Date.

          Section 6.2. Representations and Warranties. All representations and warranties of Buyer contained in this Agreement shall be true and correct at and as of the Closing Date.

          Section 6.3. Certificate. Seller shall have received a certificate dated the Closing Date and executed by Buyer to the effect that the conditions expressed in Sections 6.1 and 6.2 have been fulfilled.

          Section 6.4. Deliveries. Seller shall have received the deliveries to be made by Buyer pursuant to Article VIII.

                                   ARTICLE VII

                        CONDITIONS TO BUYER'S OBLIGATIONS

          The obligations of Buyer to consummate the transactions provided for hereby are subject, in the discretion of Buyer, to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

          Section 7.1. Agreements and Covenants. On or before the Closing Date, Seller shall have complied with and duly performed all agreements and conditions on its part to be complied with and performed pursuant to or in connection with this Agreement on or before the Closing Date.

          Section 7.2. Representations and Warranties. All representations and warranties of Seller contained in this Agreement shall be true and correct at and as of the Closing Date.

          Section 7.3. Consents. All consents, approvals and waivers from Governmental Entities and other parties necessary to consummate the transactions contemplated hereby or to permit Buyer to own and operate the Business after the Closing Date shall have been obtained. Notwithstanding the foregoing, receipt of the consent of any third party shall not be a condition to Buyer's obligation to close if the lack of such consent or consents shall not have a Seller Material Adverse Effect. After the Closing, Seller will continue to use its best efforts to obtain any such consents or approvals.

          Section 7.4. No Action. No Action shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby and which could reasonably be expected materially to affect the right or ability of Buyer to own and operate the Business after the Closing or materially damage Buyer or Seller if the transactions contemplated hereunder are consummated.

          Section 7.5. Certificate. Buyer shall have received a certificate dated the Closing Date and executed by Buyer to the effect that the conditions expressed in Sections 7.1, 7.2 and 7.4 have been fulfilled.

          Section 7.6. Employment Agreement. The Stockholder shall have entered into a two-year employment agreement with Buyer providing for an annual salary of $50,000 in the form of the agreement annexed hereto as Exhibit B.

          Section 7.7. Lease. Seller shall have entered into the Lease.

          Section 7.8. Opinion of Counsel. Wright & Hyman, P.C. shall have delivered to Buyer an opinion, dated as of the Closing Date, to the effect and substantially in the form of Exhibit C hereto.

          Section 7.9. Material Adverse Changes. There shall not have been any material adverse change in the condition (financial or otherwise), assets, liabilities, business or prospects of Seller. For the purposes of this Section 7.9, a "material adverse change" shall include, without limitation, any development or discovery of any contingent or other liability not on Schedule 7.9, which might materially adversely affect the business, operations, properties, assets, condition (financial or other), results of operations or prospects of Seller.

          Section 7.10. Annualized Pre-Tax Income. Annualized pre-tax income of Seller at Closing shall be not less than $195,000 as determined by Buyer in its reasonable judgment.

          Section 7.11. Deliveries. Buyer shall have received the deliveries to be made by Seller pursuant to Article IX.

                                  ARTICLE VIII

                     DELIVERIES OF BUYER ON THE CLOSING DATE


          Buyer agrees on the Closing Date to deliver to Seller the following:

          Section 8.1. Purchase Price . The Purchase Price to be delivered pursuant to Section 2.3 hereof.

          Section 8.2. Certificate. The certificate of Buyer referred to in
Section 6.3 hereof.

          Section 8.3. Secretary's Certificate. A certificate of the Secretary or an Assistant Secretary of Buyer setting forth a copy of the resolutions adopted by the Board of Directors of Buyer authorizing and approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

                                   ARTICLE IX

                    DELIVERIES OF SELLER ON THE CLOSING DATE

          Seller agrees on the Closing Date to deliver to Buyer the following:

          Section 9.1. Title to Acquired Assets . All conveyances, covenants, warranties, assignments, bills of sale, confirmations, powers of attorney, approvals, consents and any and all further instruments as may be necessary, expedient or proper in order to complete any and all conveyances, transfers and assignments provided for herein and to convey to Buyer such title to the Acquired Assets as Seller is obligated hereunder to convey.

          Section 9.2. Opinion of Counsel. The opinion of counsel for Seller described in Section 7.8 hereof.

          Section 9.3. Certificate. The certificate of Seller referred to in
Section 7.5 hereof.

          Section 9.4. Consents. The consents referred to in Section 7.3 hereof.

          Section 9.5. Good Standing Certificates. Good standing certificates (or analogous documents), dated no more than ten days prior to the Closing Date, from the appropriate authorities in the State of Georgia and in each jurisdiction in which Seller is qualified to do business in connection with the Business, showing Seller to be in good standing in the applicable jurisdiction.

          Section 9.6. Secretary's Certificate. A certificate of the Secretary or an Assistant Secretary of Seller setting forth a copy of the resolutions adopted by the Board of Directors of Seller authorizing and approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

          Section 9.7. Possession of Acquired Assets. Possession of the Acquired Assets, including all Books and Records, Contracts and other documents relating to the Acquired Assets.

          Section 9.8. Other Deliveries. Such other documents or instruments as Buyer or its counsel may reasonably request.

                                    ARTICLE X

                           ACTIONS BY SELLER AND BUYER
                                AFTER THE CLOSING

          Section 10.1. Books and Records. Each party agrees that it will cooperate with and make available to the other party, during normal business hours, all Books and Records, information and employees (without substantial disruption of employment) retained and remaining in existence after the Closing Date which are necessary or useful in connection with any Tax inquiry, audit, investigation or dispute, any litigation or investigation or any other matter requiring any such Books and Records, information or employees for any reasonable business purpose. The party requesting any such Books and Records, information or employees shall bear all of the out-of-pocket costs and expenses (including, without limitation, attorneys' fees, but excluding reimbursement for salaries and employee benefits) reasonably incurred in connection with providing such Books and Records, information or employees.

          Section 10.2. Survival of Representations, etc. All representations and warranties contained herein or in any certification or instrument delivered pursuant to this Agreement or pursuant to any agreement or transaction contemplated hereby shall survive the execution and delivery hereof and thereof, the consummation of the transactions contemplated hereby and any investigation or audit made by any party hereto. All statements contained on any Schedule or in any certificate delivered at the Closing pursuant to the transactions contemplated hereby shall be deemed to be representations and warranties of the applicable party hereto contained herein.

          Section 10.3. Indemnification.

          (a) Seller and the Stockholder, jointly and severally, agrees to indemnify, save and hold harmless Buyer, its stockholders, its Representatives and its Affiliates from and against any and all Damages incurred in connection with or arising out of or resulting from (i) any breach of any covenant or warranty, or the inaccuracy of any representation, made by Seller or the Stockholder in or pursuant to this Agreement; (ii) any failure by Seller to perform any of its agreements or covenants under this Agreement or under any of the documents or instruments delivered by Seller pursuant to this Agreement;
(iii) any Action brought by any Governmental Entity or other person arising out of, or in any way related to, any of the matters referred to this sentence; (iv) any and all Liabilities of Seller not agreed to be assumed by Buyer pursuant to this Agreement; and (v) all Taxes imposed on Seller relating to taxable periods ending on or prior to the Closing Date or periods to and including the Closing Date to the extent attributable to the income, assets or operations of Seller prior to the Closing Date. Seller and the Stockholder acknowledge that Buyer has entered into this Agreement in reliance upon, among other things, the indemnification provisions contained in this Section 10.3(a), and Seller and the Stockholder agree that such provisions constitute reasonable and necessary protection for Buyer in the context of the transactions provided for herein. The term "Damages" as used in this Section 10.3(a) is not limited to matters asserted by third parties but includes Damages incurred or sustained by Buyer, its stockholders, its Representatives or its Affiliates in the absence of third party claims.

          (b) Buyer shall indemnify and save and hold harmless Seller, the Stockholder, Seller's Affiliates and Representatives from and against any and all Damages incurred in connection with or arising out of or resulting from (i) any breach of any covenant or warranty, or the inaccuracy of any representation, made by Buyer in or pursuant to this Agreement; (ii) any failure by Buyer to perform any of its agreements and covenants under this Agreement or under any of the documents or instruments delivered by Buyer pursuant to this Agreement;
(iii) any Action brought by any Governmental Entity or other person arising out of, or in any way related to, any of the matters referred to in this Section 10.3(b); and (iv) all Taxes imposed on Seller relating to taxable periods ending after the Closing Date to the extent attributable to the income, assets or operations of the Business after the Closing Date.

          (c) If a claim for Damages is to be made by a party entitled to indemnification hereunder against the indemnifying party, the party entitled to such indemnification shall give written notice to the indemnifying party as soon as practicable after the party entitled to indemnification becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Section 10.3. If any lawsuit or enforcement action is filed against any party entitled to the benefit of indemnity hereunder, written notice thereof shall be given to the indemnifying party as promptly as practicable (and in any event within 15 days after the service of the citation or summons); provided, that the failure of any indemnified party to give timely notice shall not affect rights to indemnification hereunder except to the extent that the indemnifying party demonstrates actual damage caused by such failure. After such notice, if the indemnifying party shall acknowledge in writing to the indemnified party that the indemnifying party shall be obligated under the terms of its indemnity hereunder in connection with such lawsuit or action, then, subject to Section 10.3(d) and 10.3(e), the indemnifying party shall be entitled, if it so elects, to take control of the defense and investigation of such lawsuit or action and to employ and engage attorneys of its own choice to handle and defend the same, at the indemnifying party's cost, risk and expense provided that the indemnifying party and its counsel shall proceed with diligence and in good faith with respect thereto. Subject to Section 10.3(d) and 10.3(e), the indemnified party shall cooperate in all reasonable respects with the indemnifying party and such attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; provided, however, that the indemnified party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. No indemnifying party shall be permitted to settle any such lawsuit or action without the prior written consent of the indemnified party, which consent shall not be unreasonably withheld.

          (d) In the event that any lawsuit, action or other proceeding, is filed against an party with respect to which such party is entitled to indemnification under this Section 10.3, if the indemnified party, based upon the written opinion of counsel, determines that a conflict of interest exists between the indemnified party, on the one hand, and the indemnifying party, on the other hand, then notwithstanding the provisions of Section 10.3(c), (i) the indemnifying party shall not be entitled to elect to take control of the defense and investigation of such lawsuit, action or proceeding unless the indemnified party so requests, and (ii) the indemnifying party shall remain obligated to indemnify the indemnified party in respect of such lawsuit, action or proceeding as provided in Section 10.3(a); provided, however, that the indemnifying party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. No indemnified party shall be permitted to settle any such lawsuit or action without the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld.

          (e) Pursuant to the provisions of this Section 10.3, each of Buyer, on the one hand, and Seller, on the other hand, shall indemnify, hold harmless and defend the other party from the payment of any and all broker's and finder's expenses, commissions, fees or other forms of compensation which may be due or payable from or by the indemnifying party, or may have been earned by any third party acting on behalf of the indemnifying party in connection with the negotiation and execution hereof and the consummation of the transactions contemplated hereby.

          (f) No Representative of Buyer shall be personally liable for any Damages under the provisions contained in this Section 10.3.

          Section 10.4. Non-Competition.

          (a) Seller and the Stockholder agree that, for a period of five years after the Closing Date (the "Noncompetition Period"), none of Seller, any Affiliate of Seller or the Stockholder will, directly or indirectly, in the Territory, (i) engage in any business the same as or similar to, or engage in competition with, the Business, (ii) render services to or have any interest, as a shareholder, owner, agent, consultant, lender or guarantor or any other interest, in any other Person (other than Seller) engaged in the manufacture or sale of products, or the rendering of services, which are currently being manufactured or sold or rendered by the Business, or similar products or services, or (iii) engage in competition with, or manufacture or sell, such products or services as are referred to in clause (ii) of this Section 10.4(a).

          (b) For purposes of this Section 10.4, ownership of 1% or less of any class of outstanding securities of a company the securities of which are listed on a national securities exchange shall not be deemed to constitute ownership or participation in the ownership of the business of such company.

          (c) None of Seller, the Stockholder, any Affiliate of Seller or the Stockholder, for a period of five years from and after the Closing Date, shall, directly or indirectly, (i) hire, offer to hire, entice away, retain, employ or solicit or attempt to solicit (either for itself or as agent for another) for employment or induce, persuade or encourage any person to leave Buyer's employ who, prior to the Closing Date was, or during such five year period will be, employed or retained by Buyer as a consultant, agent, employee or otherwise or
(ii) divert or attempt to divert from Buyer any business whatsoever by influencing or attempting to influence any customer, supplier, licensee, licensor, franchisee or other business relation of Buyer.

          (d) Seller and the Stockholder acknowledge and agree that any breach of this Section 10.4 is likely to result in irreparable injury to Buyer, that monetary damages will be an inadequate remedy of such breach and that, accordingly, in addition to any other remedy that Buyer may have, Buyer shall be entitled to enforce the specific performance of this Section 10.4 and to seek both permanent and temporary relief in the event of any breach hereof. In addition, in the event of an alleged breach or violation by Seller or the Stockholder of this Section 10.4, the Noncompetition Period shall be tolled until such breach or violation has been duly cured.

          (e) The parties acknowledge that the time, scope, geographic area and other provisions of this Section 10.4 have been specifically negotiated by sophisticated commercial parties and agree that all such provisions are reasonable under the circumstances of the transactions contemplated by this Agreement. If any portion of this Section 10.4 shall be determined to be invalid and unenforceable as written, each such portion shall be enforced to the extent reasonable under the circumstances and such determination shall not affect the validity or enforceability of the balance hereof, and such balance shall remain in full force and effect. It is understood that Seller and the Stockholder are entering into this non-competition agreement in order to induce Buyer to enter into this Agreement.

          (f) The parties acknowledge that the Business is currently conducted throughout the Territory. In view of the statements made in the preceding sentence, the parties agree that the Territory is reasonable in scope.

                                   ARTICLE XI

                                  MISCELLANEOUS

          Section 11.1. Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. No other person shall have any right, benefit or obligation hereunder.

          Section 11.2. Notices; Transfer of Funds. Unless otherwise provided herein, any notice, request, instruction or other document or communication to be given hereunder by any party to any other party shall be in writing and shall be deemed to have been given (a) if mailed, at the time when mailed in any general or branch office of the United States Postal Service, enclosed in a registered or certified postage-paid envelope, (b) if sent by facsimile transmission, when so sent and receipt acknowledged by an appropriate telephone or facsimile receipt or (c) if sent by other means, when actually received by the party to which such notice has been directed, in each case at the respective addresses or numbers set forth below or such other address or number as such party may have fixed by notice:

                  If to Seller or the Stockholder, addressed to:

                           T. F. Mitchell & Sons, Inc.
                           1107 7th Street, South
                           Cordele, Georgia  31015
                           Attention: Stephen F. Mitchell

                  With a copy to:

                           Wright & Hyman, P.C.
                           110 East 13th Avenue
                           Cordele, Georgia  31015
                           Attention:  Thomas Hyman, Esq.
                           Facsimile:  (912) 276-1704

                  If to Buyer, addressed to:

                           GeoWaste of GA, Inc.
                           c/o GeoWaste Incorporated
                           Suite 700
                           100 West Bay Street
                           Jacksonville, Florida  32202
                           Attention:  Amy C. MacF. Burbott
                           Facsimile:  (904) 353-2661

                  With a copy to:

                           Stroock & Stroock & Lavan LLP
                           180 Maiden Lane
                           New York, New York  10038-4982
                           Attention:  Mark A. Rosenbaum, Esq.
                           Facsimile:  (212) 806-6006

          Section 11.3. Governing Law. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of Georgia (without reference to the choice of law provisions of Georgia law) except with respect to matters of law concerning the internal corporate or partnership affairs of Buyer and as to those matters the law of the jurisdiction under which Buyer derives its powers shall govern.

          Section 11.4. Entire Agreement; Modifications and Waivers. This Agreement, together with all exhibits and schedules hereto, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. No delay by any party hereto in exercising its rights hereunder shall constitute a waiver thereof. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

          Section 11.5. Counterparts/Telecopies. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile and telecopy versions of signed documents shall be deemed to be original documents for purpose of the Closing.

          Section 11.6. Expenses. Except as otherwise specified herein, each party hereto shall pay its own legal, accounting, out-of-pocket and other expenses incident to this Agreement and to any action taken by such party in preparation for carrying this Agreement into effect.

          Section 11.7. Taxes. Any Taxes in the nature of a sales or transfer tax payable on the sale or transfer of all or any portion of the Acquired Assets or the consummation of any other transaction contemplated hereby shall be paid by Seller.

          Section 11.8. Invalidity. In the event that any one or more of the provisions contained in this Agreement, or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

          Section 11.9. Titles. The titles, captions or headings of the Articles and Sections herein are for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

          Section 11.10. Publicity. No party shall issue any press release or make any public statement regarding the transactions contemplated hereby, without the prior approval of the other parties, except that if, after discussion between the parties or their counsel, in the opinion of any party's counsel, such party is required under any applicable law or regulation to make a public statement or announcement, such party shall be permitted to issue the legally required statement or announcement.

          Section 11.11. Confidential Information. In connection with the negotiation of this Agreement and the preparation for the consummation of the transactions contemplated hereby, each party acknowledges that it has had and will have access to confidential information relating to the other party. Each party shall treat such information as confidential, preserve the confidentiality thereof and not duplicate or use such information, except that the foregoing shall not apply to any information (i) which is requested pursuant to a court order or judicial proceeding or is provided in connection with any accounting dispute resolution hereunder, (ii) which is or becomes known generally within the relevant industry (except as a result of a breach hereof by the party hereto intending to disclose such information), (iii) which a party determines, based on advice of counsel, should be disclosed pursuant to applicable federal or state laws or regulations, including securities laws and related disclosure requirements, or (iv) disclosed to advisors, consultants and Affiliates in connection with the transactions contemplated hereby. If there is a Closing under this Agreement, then Buyer shall thereafter have no obligation to keep confidential any information which has been furnished to Buyer concerning Seller.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


                             T. F. MITCHELL & SONS, INC.


                             By: /s/ T.F. MITCHELL, SR.
                                Name:   T. F. Mitchell, Sr.
                                Title:  President


                                /s/ STEPHEN F. MITCHELL
                                Stephen F. Mitchell


                             GEOWASTE OF GA, INC.


                             By: /s/ MARK MORRISEY
                                Name:  Mark Morrisey
                                Title: Vice President